LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

IEG HOLDINGS CORPORATION

to Exchange 13 Shares of IEG Holdings Corporation Common Stock

For

Each Share of Common Stock of

LENDINGCLUB CORPORATION

Up to an Aggregate of 20,701,999 Shares of LendingClub Corporation Common Stock

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2018, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

January 5, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

IEG Holdings Corporation (“IEG Holdings”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal (together, the “offer”), to exchange 13 shares of IEG Holdings’ common stock for each share of LendingClub Corporation (“LendingClub”) common stock (“LendingClub Common Stock”), up to an aggregate of 20,701,999 shares of LendingClub common stock, representing approximately 4.99% of LendingClub’s outstanding shares as of October 31, 2017, validly tendered and not properly withdrawn in the offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2018, UNLESS EXTENDED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the Expiration Time.

For your information and for forwarding to your clients for whose accounts you hold shares of LendingClub Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The prospectus/offer to exchange;

2.	The related letter of transmittal for your use in accepting the offer and tendering shares of LendingClub Common Stock and for the information of your clients; and

3.	A printed form of letter which may be sent to your clients for whose accounts you hold shares of LendingClub Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

IEG Holdings will not pay any commissions or fees to any broker, dealer or other person, other than to Okapi Partners LLC, as the information agent, Computershare Trust Company, N.A., as the depository and exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “The Exchange Offer—Fees and Expenses,” for soliciting tenders of shares of LendingClub Common Stock pursuant to the offer. Upon request, IEG Holdings will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at the addresses and telephone numbers set forth on the back cover of the prospectus/offer to exchange.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF IEG HOLDINGS OR THE INFORMATION AGENT OR THE DEPOSITORY AND EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.